Safehold

Press Release

Safehold Closes A New $285 Million Ground Lease in New York City

NEW YORK, December 12, 2019

Safehold Inc. (NYSE: SAFE) has closed on the previously announced $285 million Safehold™ ground lease under the office property at 135 West 50th Street in New York City.

"We are witnessing significant customer demand for our innovative capital solution in New York City," said Marcos Alvarado, President and Chief Investment Officer. "Institutional owners of commercial real estate are increasingly understanding the benefits delivered by a Safehold™ ground lease and we are excited to add another high-quality asset to our rapidly-scaling portfolio."

135 West 50th Street is a 929K SF office building in Midtown Manhattan. The building provides excellent access to transit, hotels and amenities, and is currently undergoing significant capital improvements and renovations to strengthen its position in the market.



Photo: 135 W. 50th St.

About Safehold:

Safehold Inc. (NYSE: SAFE) is revolutionizing real estate ownership by providing a new and better way for owners to unlock the value of the land beneath their buildings. Through its modern ground lease capital solution, Safehold helps owners of high quality multifamily, office, industrial, hospitality and mixed-use properties in major markets throughout the United States generate higher returns

1114 Avenue of the Americas
New York, NY 10036
T 212.930.9400
investors@safeholdinc.com

with less risk. The Company, which is taxed as a real estate investment trust (REIT) and is managed by its largest shareholder, iStar Inc., seeks to deliver safe, growing income and long-term capital appreciation to its shareholders. Additional information on Safehold is available on its website at www.safeholdinc.com.

Customer Contact:

Tim Doherty
Executive Vice President
Co-Head of Investments
T: 212.930.9433
E: tdoherty@istar.com

Investor Relations Contact:

Jason Fooks
Senior Vice President
Investor Relations & Marketing
T: 212.930.9400
E: investors@safeholdinc.com